Exhibit 2.1

Execution Copy

PURCHASE AND SALE CONTRACT

DATED AND EFFECTIVE AS OF JANUARY 30, 2009

BY AND AMONG

SELLER:	COLLECTIVELY MEANS: IDT CARMEL, INC.; and IDT CARMELPORTFOLIO MANAGEMENT LLC; and FFPM CARMEL HOLDINGS ILLC; and ITS PREDECESSORS

AND

BUYER:	SHERMAN ORIGINATOR III LLC

BUYER INFORMATION:

ADDRESS:	c/o Sherman Capital Markets LLC 200 Meeting Street, Suite 206 Charleston, SC 29401

TELEPHONE NO.:	(843) 266-1717

FAX NO.:	(843) 722-1884

SCHEDULE OF EXHIBITS

EXHIBIT I:                                          Identity of Seller Entity
EXHIBIT II:                                        Asset Schedule
EXHIBIT III:                                       Bill of Sale and Assignment of Assets
EXHIBIT IV:                                       Wire Transfer Instructions
EXHIBIT V:                                        Third Party Servicers Used By Seller Prior to Sale and List of
                     Collection/Contingent Fee Agreements
EXHIBIT VI:                                       Third Parties That Sold Assets Schedule to Seller
EXHIBIT VII:                                      Legal Account Data & Non-Legal Account Data
EXHIBIT VIII:                                     Seller Supplied Actual Historical Cash Flows
EXHIBIT IX:                                       Consent Letter
EXHIBIT X:                                         Servicing Agreement

*Exhibits have been omitted and will be furnished to the Securities and Exchange Commission upon request.

PURCHASE AND SALE CONTRACT

     THIS PURCHASE AND SALE CONTRACT ("Agreement") is dated and effective as of the day and year as set forth on the cover page of this Agreement by and among Seller, as specified on Exhibit I of this Agreement ("Seller"), and the Buyer more specifically identified on the cover page to this Agreement and incorporated herein ("Buyer").

RECITALS

Recital 1.  Seller desires to sell the Assets (as defined below) set forth on the Asset Schedule (as defined below).

Recital 2.  Buyer was the successful bidder for purchase of the Assets identified on the Asset Schedule for the consideration and under the express terms, provisions, conditions and limitations as set forth herein.

Recital 3.  Seller is willing, subject to the express terms, provisions, conditions, limitations, waivers and disclaimers as may be expressly set forth herein, to sell, transfer, assign and convey to Buyer all right, title and interest, in and to the Assets.

NOW, THEREFORE, in consideration of the mutual promises herein set forth and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings indicated:

Section 1.1.      “Accounts” means a charged off receivable for an Obligor on which there is an Unpaid Balance due and owing.

Section 1.2      “Assets” means the Accounts shown in the Asset Schedule and which the parties intend shall be transferred to Buyer under the terms of this Agreement.

Section 1.3.     “Asset Schedule” means the schedule describing the Assets purchased under this Agreement attached as Exhibit II hereto, including the computer disk or tape describing the Assets and containing the data fields indicated on Exhibit II.

Section 1.4.     “Bank Account” means the account established by Seller identified in Exhibit IV.

Section 1.5.     “Bill of Sale and Assignment of Assets” means the document to be signed and delivered in accordance with Section 3.1 to Buyer on or before the Transfer Date with respect to the Assets purchased under this Agreement, substantially in the form attached hereto as Exhibit III, together with the Asset Schedule.

Section 1.6.     “Business Day” means a day that is not a Saturday, Sunday or legal holiday recognized by the Federal Government.

Section 1.7.     “Claim” means any claim, demand, cause of action, judgment, loss, damage, liability, cost and expense (including reasonable attorneys' fees, whether suit is instituted or not), whether known or unknown, liquidated or contingent.

Section 1.8.     “Cut-off Date” means December 8, 2008.

Section 1.9.     “Debt” means the obligations for the Assets being sold pursuant to this Agreement as identified in the Asset Schedule.  Nothing in this definition shall be deemed to imply that the Debts are enforceable; the Debts may include Repurchase Assets, as defined in this Agreement.

Section 1.10.   “Evidence of Indebtedness” means with respect to each Asset: (a) each available account agreement and signature card ("Account Agreement"), or other available account agreement between Obligor and Seller, for such Asset, judgment, deficiency or charge-off; and (b) any other available evidence as mutually agreed upon by Buyer and Seller, including, without limitation, any Asset account history data or computer printouts, notations or any other Asset summary information upon which a creditor could reasonably rely in asserting that the same represents a balance due and owing on a right of collection.  The term "Evidence of Indebtedness" does not include any correspondence, reports, information, internal analysis which is unrelated to enforcement of the Asset or any attorney-client privileged materials or memorandum, credit information, regulatory reports, and/or internal assessments of valuation prepared for or on behalf of Seller.  THE EXISTENCE OF AN EVIDENCE OF INDEBTEDNESS SHALL NOT BE DEEMED TO IMPLY THAT THE DEBT EVIDENCED THEREBY IS COLLECTIBLE.  WITHOUT REGARD TO ANY EVIDENCE OF INDEBTEDNESS, ONE OR MORE ASSETS, HOWEVER, MAY BE SUBJECT TO RESTRICTIONS DUE TO DEATH, INCAPACITY, INCARCERATION, BANKRUPTCY OR A STATUTE OF LIMITATIONS, provided, however, that the mention of such conditions in this Section 1.10 shall not affect the enforceability of any representation, warranty or covenant with respect to any Asset made by Seller hereunder.  Evidence of Indebtedness may include, without limitation, original documents or copies thereof, whether by photocopy, microfiche, microfilm or other reproduction process.

Section 1.11.   “Funding Date” means January 30, 2009.

       Section 1.12    “Initial Funding Amount” means $18,354,243.00 which represents the Purchase Price minus (i) the Buyer's 50% share of the estimated collections between and including December 9, 2008 and January 31, 2009; and (ii) the agreed upon repurchase price for Repurchase Assets repurchased on the Transfer Date.

Section 1.13    “Originating Creditor” means, collectively, those entities listed on Exhibit VI attached to this Agreement.

Section 1.14    “Originating Purchase Agreements” means, collectively, the purchase and sale agreements between Seller and Originating Creditors pursuant to which Seller purchased the Assets from Originating Creditors, redacted copies of which Buyer has received and a list of which is attached to this Agreement as Exhibit VI.

       Section 1.15.   “Obligor” means with respect to each Asset, the obligor(s) specified in the Asset Schedule, including, without limitation, any and all account signatories, makers, guarantors, sureties or other persons or entities liable for the Debt.

      Section 1.16.   “Purchase Price” means twenty-one-million-nine-hundred-thousand dollars ($21,900,000.00), subject to post-closing adjustments as provided in Section 2.4 and Section 6.2(b).

Section 1.17    “Purchase Price Percentage” means the Purchase Price divided by the aggregate Unpaid Balance of all Assets on the Cut-off Date.

       Section 1.18    “Repurchase Asset” means an Asset that meets one or more of the following definitions as of the Cut-off Date: (i) all Obligors have been released of liability for their respective Debt by a court of competent jurisdiction or by Seller;  (ii) the Obligors have been discharged in bankruptcy;  (iii) all Obligors are deceased; (iv) all Obligors have filed for protection under the United States Bankruptcy Code; (v) the Debt was created by an act of fraud; (vi) a settlement arrangement has been made between Obligor and Seller or (vii) an Obligor has filed a complaint, legal action, suit or proceeding in a court of competent jurisdiction or before an administrative body with the authority to hear such a dispute alleging that the Asset was originated, serviced or otherwise maintained unlawfully.  Seller makes no representations or warranties regarding the number of Repurchase Assets included in this portfolio as of the Cut-Off Date.

       Section 1.19    “Requirements of Law” with respect to any party to this Agreement, means any law, ordinance, statute, treaty, rule, judgment, regulation or other determination or finding of any arbitrator or governmental authority applicable to or binding upon such party or to which such party is subject, whether federal, state, county, local or otherwise (including, without limitation, usury laws, the Federal Truth-In-Lending Act, the Fair Debt Collection Practices Act, the Federal Equal Credit Opportunity Act and the Fair Credit Reporting Act).

Section 1.20     This section intentionally left blank.

       Section 1.21    “Servicing Agreement” means that certain agreement to be executed by and between Seller or an affiliate of Seller and Buyer or an affiliate of Buyer on or before the Transfer Date pursuant to which Seller or Seller’s affiliate services some or all of the Assets.  The Servicing Agreement shall be in a form and substance acceptable to Buyer and Seller and substantially in the form of Exhibit X hereto.

       Section 1.22    “Transfer Date” means the same date as the Funding Date, as defined above.

      Section 1.23    “Transfer Documents” means the Bill of Sale and Assignment of Assets as provided in Exhibit III of this Agreement and such other documents, as Buyer reasonably requires for the transfer of all right, title and interest in and to the Assets purchased by Buyer pursuant to this Agreement.  In the event that either party reasonably determines that an additional document is needed to execute the sale contemplated by this Agreement, the other party shall make a commercially reasonable effort to draft and/or execute such document.

       Section 1.24    “Unpaid Balance” means as to any Asset, at the time of the Cut-Off Date, the total outstanding unpaid current balance, as shown on Seller’s books and records and calculated in accordance with all laws and relevant agreements entered into by the obligor (which may include amounts due in respect of purchases, account overdrafts and charges related thereto, cash advances, finance charges, late fees, return or NSF check charges, overlimit fees, other related costs and charges, as of the Asset’s charge-off date, minus payments or adjustments).

Section 1.25    “Wire Transfer Instructions” means the instructions for wire transferring any portion of the Purchase Price as set forth on Exhibit IV attached hereto.

ARTICLE II
PURCHASE AND SALE OF THE ASSETS

       Section 2.1.     Agreement to Sell and Purchase Assets.  Seller agrees to sell, and Buyer agrees to purchase, the Assets described in the Asset Schedule (Exhibit II), subject to the terms, provisions, conditions, limitations, waivers and disclaimers set forth in this Agreement.  The Assets shall be transferred and assigned pursuant to a Bill of Sale and Assignment of Assets purchased hereunder.

Section 2.2.     Agreement to Assign/Buyer's Right to Act.  On the Transfer Date, Seller shall send to Buyer one Bill of Sale and Assignment of Assets for all of the Assets purchased hereunder, substantially in the form of Exhibit III hereto, executed by an authorized representative of Seller, which Bill of Sale and Assignment of Assets shall sell, transfer, assign, set-over, quitclaim and convey to Buyer, without recourse, warranty or representation, all right, title and interest of Seller in and to each of the Assets sold, including without limitation, the right to collect all principal and/or interest and/or other amounts due under the Debt(s) and/or other proceeds of any kind paid or collected for payment thereon after the Transfer Date.  Buyer shall have the right to file uniform commercial code financing statements necessary to evidence the sale of the Assets. Buyer shall have no right to communicate with any Obligor or Obligor’s accountants or attorneys or other related third parties or to otherwise take any action with respect to any Asset or any Obligor until after the Transfer Date and payment in full of the Initial Funding Amount.

       Section 2.3.     Asset Schedules.  Seller has provided as Exhibit II hereto, the Asset Schedule setting forth all of the Assets that Buyer is purchasing hereunder in addition to the computer disk or tape containing information specific to the Assets, which computer disk or tape is hereby incorporated by reference into the Asset Schedule.

        Section 2.4.    Purchase Price/Payment/Adjustment.  On or before 3:00 p.m. (EST time), on the Funding Date(s), Buyer shall pay to Seller the Initial Funding Amount.  Within thirty (30) days following the Transfer Date, Seller shall calculate an amount equal to: the actual collections received by or on behalf of the Seller between and including January 1, 2009 and January 31,

2009; minus two-million-eight-hundred-thousand-dollars ($2,800,000.00); the difference (which may be positive or negative) shall be multiplied by fifty-percent (50%).  For example, if the actual collections are $3.0 million, the Seller shall pay the Buyer $100,000.  If the actual collections are $2.6 million, the Buyer shall pay the Seller $100,000.  The Seller shall then immediately inform the Buyer of this calculation and provide sufficient detail to allow the Buyer to adjust the Unpaid Balance for any Assets, as needed.  If this amount is greater than zero, the Seller shall pay that amount to the Buyer within five (5) days.  If this amount is less than zero, the Buyer shall pay that amount to the Seller within five (5) days.  All of such funds must be paid in immediately available funds in United States Dollars by wire transfer to the payee’s bank account in accordance with the recipient’s wire transfer instructions.

       Section 2.5.     Payments Received/No Adjustments to Total or Package Purchase Price.  After the Transfer Date, unless otherwise required under the terms of the Servicing Agreement, Seller shall forward all payments received on the Assets after the Cut-Off Date directly to Buyer at least every fourteen (14) days via Federal Express or other similar carrier for delivery next business day.  Buyer shall pay all shipping charges associated with the delivery of all such payments.  With regard to all payments that Seller receives via electronic transfer on the Assets, Seller shall forward an electronic file to Buyer at least once every fourteen days (14), along with the date the payment was received and sufficient information for Buyer to identify the Assets to which the payment should be applied.

ARTICLE III
TRANSFER OF ASSETS AND ASSET DOCUMENTS

       Section 3.1.     Assignment of Assets and Asset Documents/Paid Off Assets.  Seller and Buyer shall facilitate the execution of this Agreement and the Bill of Sale and Assignment of Assets without recourse, warranty, or representation, except as expressly provided for in this Agreement, on or before the Transfer Date via facsimile.  Original sets of this Agreement shall be sent via overnight delivery to Buyer and Seller for execution, along with any necessary final data transmission.  The Bill of Sale and Assignment of Assets shall have the same effect as an individual and separate Bill of Sale and Assignment of each and every Asset.  Buyer agrees, acknowledges, confirms and understands that Buyer shall be responsible for the recording and/or filing of the originals of any such assignments as the same may be necessary, proper or appropriate and shall pay all costs, fees and expenses for the recording and/or filing of such assignments.  Seller reserves the right to retain copies of all or any portion of any Asset document(s) delivered by Seller. Notwithstanding anything herein to the contrary, if any Debt is paid off after the Cut-off Date, Seller shall only be responsible for sending to Buyer the funds received by Seller to pay off the Debt after the Cut-off Date in accordance with the procedures set forth in Section 2.5, and Seller shall not be obligated to deliver to Buyer any Transfer Documents relating to such paid-off Asset.  In addition, Buyer shall have the sole responsibility to obtain any of the Asset Documents in the possession of any attorneys, collection agencies or foreclosing trustees as set forth in Section 3.5.

       Section 3.2.     Additional Documentation in the Possession of Seller.  Seller agrees to deliver to Buyer upon request as noted below, copies of all available Evidence of Indebtedness currently in Seller possession, whether electronic or paper copies, within thirty (30) days following the Transfer Date.  Seller acknowledges that the electronic and paper documentation in its possession has substantial value to the Buyer and will use commercially reasonable efforts to transfer such information to the Buyer within such time frame.  For each Asset with respect to which the Seller has information in Seller’s possession or Seller’s agents have initiated legal action, the Seller shall use commercially reasonable efforts to provide such information in Exhibit VII Buyer within sixty (60) days following the Transfer Date.  Any Documents supplied to the Buyer pursuant to this Section 3.2 shall be supplied in accordance with general industry standards and shall include an indexing system that allows the Buyer to match the documents to the Assets in accordance with industry standards.

       Section 3.3.     No Obligation for Further Documentation. In no event shall Seller or any servicing agent be obligated to send or deliver to Buyer the servicer records and/or any working files maintained by the servicing agent, unless otherwise agreed to by Seller.  Seller shall be under no obligation to contact Originating Creditors or to request additional information.

       Section 3.4.     Collection/Contingent Fee.   To the extent that any Asset transferred and sold hereunder is subject to any pending collection and/or contingent fee agreement by which any entity or person is entitled to payment based on the amount of monies collected or judgment obtained and/or collected, then the transfer of such Asset shall be made subject to the rights of any such entity or person, and Buyer has the option, where available and exercisable prior to the Funding Date, to assume the collection and/or contingent fee agreement and, if assumed, shall be bound by the terms thereof to the same extent as if Buyer had independently contracted for such services.  Buyer hereby agrees to indemnify, defend and hold Seller harmless from and against amounts claimed to be due under any such collection and/or fee agreement to the extent those claims are disclosed to the Buyer.  Seller further agrees to disclose all such written agreements to the Buyer at least three business days prior to the Transfer Date.  In addition, Seller has provided Buyer with a list of all material unwritten agreements it has entered into for any serving of the Accounts included in the Asset Schedule.  Exhibit V sets forth all collection and/or contingent fee agreements (written or material unwritten) of Seller with respect to the Accounts included in the Asset Schedule.  Notwithstanding the preceding, the Seller represents and warrants that on the Closing Date, other than as may be limited in the Servicing Agreement in Exhibit X, the Buyer shall have the right to recall all of the Assets from any third party servicer at Buyer’s sole discretion, with no obligations for any future fees, commissions or other payments to any third party servicer.  In the event of such a recall, the Buyer shall have not obligations to allow the third party to continue servicing the Assets either through the Seller or directly.

       Section 3.5.     Notification.  Following the Transfer Date and payment in full of the Initial Funding Amount, Seller shall notify its selected credit reporting agencies of the sale and transfer of the Asset(s) to Buyer.  In turn, Buyer will notify the Obligor(s) of Buyer’s acquisition of the Assets to the extent required by law.

ARTICLE IV
SERVICING OF THE ASSETS

      Section 4.1.     Interim Servicing/Buyer Bound.  Until the Transfer Date, Seller or any Servicing Agent shall continue to service the Assets to be transferred.  Buyer shall be bound by the actions taken by Seller and/or servicing agent prior to the Transfer Date so long as those actions are lawful and consistent with the reasonable collection practices employed by the Seller prior to the contemplation of this transaction.  BUYER SHALL TAKE NO ACTION TO COMMUNICATE WITH ANY OBLIGOR OR OBLIGOR’S ACCOUNTANTS OR ATTORNEYS OR OTHER RELATED THIRD PARTIES OR ENFORCE OR OTHERWISE SERVICE OR MANAGE SUCH ASSETS OR INSPECT OR EXAMINE ANY COLLATERAL UNTIL AFTER THE TRANSFER DATE AND PAYMENT IN FULL OF THE INITIAL FUNDING AMOUNT.  BUYER SHALL TAKE NO ACTION TO COMMUNICATE WITH ANY SERVICING AGENT OR SELLER'S ASSET MANAGER UNLESS AND UNTIL THE INITIAL FUNDING AMOUNT DUE TO SELLER HEREUNDER HAS BEEN PAID IN FULL.  In no event shall Buyer be deemed a third party beneficiary of any servicing contract or agreement between Seller and any servicing agent and in no event shall Seller or any servicing agent be deemed to be a fiduciary for the benefit of Buyer with respect to the Assets, or any of them.

Section 4.2.     Servicing After Transfer Date.

          (a)      The Assets shall be sold and conveyed to Buyer on a servicing-released basis, other than as described in Section 8.13.  As of the Transfer Date, all rights, obligations, liabilities and responsibilities with respect to the servicing of the Assets shall pass to Buyer, and Seller and/or its servicing agent shall be discharged from all liability therefore, to the full extent allowed for in any agreement between the Seller and its Servicing Agents.

                     (b)     Notwithstanding the forgoing, the Resurgent Capital Services L.P., as servicer for Buyer and Seller intend to contemporaneously execute a Servicing Agreement substantially in the form of Exhibit X hereto.

       Section 4.3.     Buyer Servicer Requirements.  Except if Seller is directly or indirectly servicing an Asset pursuant to the Servicing Agreement, Buyer shall be responsible for complying with all Requirements of Law, with respect to the ownership and/or servicing and/or collection of any of the Debts from and after the Transfer Date including, without limitation, the obligation to notify any Obligor of the transfer of servicing rights from Seller to Buyer.  Notwithstanding the foregoing, in all events Buyer shall be responsible for ensuring that Buyer’s actions are in compliance with all applicable Requirements of Law.  Seller shall have the right, but not the obligation, to mail its own notice addressed to any Obligor at the address shown in its records, notifying such Obligor of the transfer of any Asset or the servicing of the Asset from Seller to Buyer.

ARTICLE V
RETENTION OF ASSET AND REFUND OPTION OF SELLER
PRIOR TO THE TRANSFER DATE

       Section 5.1.     Seller's Right to Retain Asset(s).  At least three (3) days prior to the Transfer Date, Seller shall prepare a list of all Accounts previously included in the December 9, 2008 data file that the Seller wishes to exclude from the sale hereunder.  For each Account the Seller wishes to exclude the Seller shall provide the Balance as of the date the list is provided to the Buyer and a description of the reason the Seller wishes to exclude the Account.

ARTICLE VI
REPURCHASE

       Section 6.1      Limitation on Right to Resell and Repurchase Obligations.  NEITHER SELLER NOR BUYER SHALL BE ENTITLED TO REQUIRE THE OTHER TO FACILITATE A REPURCHASE OF AN ASSET FOR ANY REASON OTHER THAN AS EXPRESSLY ALLOWED FOR IN THIS AGREEMENT.  BUYER ACKNOWLEDGES AND AGREES THAT THE DEBTS MAY BE UNCOLLECTABLE AND MAY HAVE LITTLE OR NO VALUE.

Section 6.2     Seller’s Obligation to Repurchase.  The Seller shall repurchase all Repurchase Assets included in the Assets, subject to the following terms.

(a)           On or before the Transfer Date, the Buyer shall scrub the Assets to identify Repurchase Assets, and shall provide the Seller with an electronic file listing each Repurchase Asset identified by the Buyer and the reason the Account was designated as a Repurchase Asset.  The Buyer represents and warrants to the Seller that such scrub is materially accurate and correct as of the date of that scrub and has identified materially all of the Repurchase Assets, and no material number in excess of those Repurchase Assets described in clauses (ii), (iii) and (iv) of the definition of Repurchase Asset in Section 1.17. The Seller shall then repurchase those Repurchase Assets at an amount equal the aggregate Unpaid Balance of the Repurchase Assets multiplied by the Purchase Price Percentage.  Notwithstanding anything the contrary in this Agreement, if not so repurchased the Buyer shall be entitled to offset that amount from the Purchase Price paid.

              (b)           The Buyer shall continue to scrub the Assets to identify Repurchase Assets for a period of ninety (90) days following the Transfer Date.  If the Unpaid Balance of the Repurchase Assets identified after the Transfer Date are less than three-percent (3.0%) of the aggregate Unpaid Balance of the total Assets (the “Repurchase Threshold”), the Seller shall be under no obligation to repurchase any additional Repurchase Assets.  If the Unpaid Balance of the Repurchase Assets identified after the Transfer Date is greater than or equal to the Repurchase Threshold, then to the extent the Unpaid Balance of these Repurchase Assets is greater than the Repurchase Threshold the Seller shall then repurchase such excess Repurchase Assets for an amount equal the aggregate Unpaid Balance of those excess Repurchase Assets multiplied by the Purchase Price Percentage.  The Seller shall pay the Buyer the repurchase proceeds within thirty (30) days of the Buyer providing notice of a Repurchase Asset.

              (c)           If requested, in writing, by Seller within ten (10) Days of an applicable repurchase request, Buyer shall also provide reasonable and customary proof of the fact(s) that rendered an Asset an Account which Buyer may require Seller to Repurchase.  Such proof includes, but is not limited to photocopies of relevant documents, extracts of credit bureau reports, and extracts of other commercially reasonable data reports or data scrubs.

              (d)           The Buyer’s right to resell an Asset to the Seller under the terms of this Section VI is in addition to any other remedies available under the terms of this Agreement (provided that in no event shall Seller be required to pay Buyer more than the Unpaid Balance of any Repurchase Asset in connection with such repurchase, provided, however, this shall not affect or reduce Seller’s other Obligations hereby, including without limitation, its indemnification obligations under Section 10.2 hereof ).  Buyer’s decision to resell or not to resell an Account shall not impact Buyer’s right to pursue other remedies, including but not limited to indemnification under Section X of this Agreement.

ARTICLE VII
REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

Buyer hereby represents, warrants and covenants, to and with Seller, as of the date of this Agreement and as of the Transfer Date that:

       Section 7.1.    No Collusion.  Neither Buyer, its affiliates, nor any of their respective officers, partners, agents, representatives, employees or parties in interest:  (i) has in any way colluded, conspired, connived or agreed directly or indirectly with any other bidder, firm or person to submit a collusive or sham bid, or any bid other than a bona fide bid, in connection with the sale of the Assets subject to this Agreement, or (ii) has, in any manner, directly or indirectly, sought by agreement or collusion or communication or conference with any other bidder, firm or person to fix the price or prices, or to fix any overhead, profit or cost element of the bid price or the bid price of any other bidder at the sale for the Assets subject to this Agreement, or to secure any advantages against Seller.

       Section 7.2.    Authorization.  Buyer has full right, power and authority to enter into and perform this Agreement in accordance with all of the terms and provisions hereto.  The execution and delivery of the Agreement has been duly authorized, and the individual signing is duly authorized to execute it in the capacity of his or her office, and to obligate and bind Buyer, and Buyer’s subsidiaries and affiliates, in the manner described. The execution and performance of the Agreement will not violate Buyer’s organizational documents or by-laws or any material contract or other instrument, Requirements of Law or order to which it is a party or by which it is bound.  The execution and performance of this Agreement does not require the approval or consent of any other person or government agency.

              Section 7.3.    Binding Obligations.  Assuming due authorization, execution and delivery by each other party hereto, this Agreement and all of the obligations of Buyer hereunder are the legal, valid and binding obligations of Buyer, enforceable in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law.)

Section 7.4.    No Breach or Default.  The execution and delivery of this Agreement and the performance of its obligations hereunder by Buyer will not conflict with any Requirements of Law to which Buyer is subject or by which any of its assets may be bound or conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which Buyer is a party or by which it or any of its assets may be bound, or any order or decree applicable to Buyer.

       Section 7.5.    Assistance of Third Parties.  Buyer hereby agrees, acknowledges, confirms and understands that Seller shall have no responsibility or liability to Buyer arising out of or related to any third party's failure to assist or cooperate with Buyer.  In addition, Buyer is not relying upon the continued actions or efforts of Seller or any third party in connection with its decision to purchase the Assets, except as set forth in the Servicing Agreement.  Notwithstanding the forgoing, the Seller shall be liable for all obligations included in the Servicing Agreement.

       Section 7.6.    Enforcement/Legal Actions.  Buyer covenants, agrees, warrants and represents that Buyer shall not institute any enforcement or legal action or proceeding in the name of Seller, any subsidiary of Seller, or any servicing agent or make reference to any of the foregoing entities in any correspondence to or discussion with any particular Obligor regarding enforcement or collection of the Assets.  Buyer also represents, warrants, and covenants not to take any enforcement action against any Obligor that would be in violation of any Requirements of Law or mislead, deceive, or otherwise fail to disclose to any particular Obligor the identity of Buyer as the owner of the Assets in a manner that violates any Requirements of Law.  Buyer further represents, warrants and covenants not to use, adopt, exploit, or allude to Seller or any servicing agent or any name derived therefrom or confusingly similar therewith or the name of any other local, state or federal agency or association to promote Buyer's sale, enforcement, collection, or management of the Assets.  Buyer agrees, acknowledges, confirms and understands that there may be no adequate remedy at law for a violation of the terms, provisions, conditions and limitations set forth in this Section 7.6 and Seller shall have the right to seek the entry of an order by a court of competent jurisdiction enjoining any violation hereof.  Buyer shall not represent that there is an affiliation or agency relationship between Buyer and Seller, nor shall Buyer state or represent in any way that Buyer is acting on behalf of the Seller.

Notwithstanding the foregoing, and to the extent permitted by law, Buyer or subsequent transferee may use Seller’s name to the extent necessary to establish Buyer’s or a subsequent transferee's right to collect an Asset for purposes of (a) identifying any Asset in communications with Obligor in order to collect amounts outstanding on the Asset, but Buyer or a subsequent transferee's shall not take collection action in Seller’s name, (b) in connection with filing a suit upon the Asset or in connection with a sale of the Asset, but Buyer or a subsequent transferee shall not bring suit in Seller’s name or (c) in bankruptcy and probate proceedings of an Obligor. Buyer or a subsequent transferee may also use Seller’s name in connection with the sale or financing of the purchase of such Asset, but only to the extent necessary to establish Buyer’s or a subsequent transferee's right to take such action or in connection with entering into any servicing arrangement, but only to the extent required to identify Seller as the originator or subsequent owner of the Assets. Neither Buyer nor any subsequent transferees shall take any collection action in Seller’s name or any of Seller’s Affiliates’ names, or represent that there is an affiliation or agency relationship between Buyer or subsequent transferee and Seller or any of its Affiliates or state or represent in any way that Buyer or any subsequent transferee is acting on behalf of Seller or any of its Affiliates in taking any of the above described or any other action. Buyer shall indemnify Seller, as described in Article X, for any claims that arise against Seller as a result of Buyer’s use of Seller’s name in any authorized or unauthorized manner. Nothing in this Agreement shall permit Buyer to identify Seller as the owner of the Assets after the Transfer Date.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF SELLER

Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer as of the date hereof:

    Section 8.1     Ownership.  Seller is the sole owner of all right, title and interest in and to the Assets, free and clear of any lien, security interest, pledge, charge, encumbrance, or similar right or claim of any person or entity, and other than financing statements filed by or on behalf of Buyer or its agents.  As of the Transfer Date, no effective financing statement or other instrument similar in effect covering any of the Assets or related debt or any other interest therein will be on file in any recording office, and Seller has the right to transfer all interest therein to Buyer on the terms and conditions set forth herein. Seller shall convey to Buyer such clear and marketable title, free and clear of any lien, security interest, pledge, charge, encumbrance, or similar right or claim of any person (other than Buyer and its agents).  Seller warrants that as of the Transfer Date, Seller shall be responsible for reimbursing all third party servicers for any fees or costs due to such third party servicer, whether now or in the future, for actions taken with respect to the purchased Accounts prior to the Transfer Date, including but not limited to all collection commissions, media costs or fees, attorney fees, court costs and filing fees associated with any litigation.

       Section 8.2.    Authorization.  Seller has full right, power and authority to enter into and perform this Agreement in accordance with all of the terms and provisions hereto.  The execution and delivery of the Agreement has been duly authorized, and the individual signing is duly authorized to execute it in the capacity of his or her office, and to obligate and bind Seller, and Seller’s subsidiaries and affiliates, in the manner described. The execution and performance of the Agreement will not violate Seller’s organizational documents or by-laws or any material contract or other instrument, Requirements of Law or order to which it is a party or by which it is bound.  The execution and performance of this Agreement does not require the approval or consent of any other person or government agency.

      Section 8.3.    Binding Obligations.  Assuming due authorization, execution and delivery by each other party hereto, this Agreement and all of the obligations of Seller hereunder are the legal, valid and binding obligations of Seller, enforceable in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law.)

       Section 8.4.     No Breach or Default.  The execution and delivery of this Agreement and the performance of its obligations hereunder by Seller will not conflict with any Requirements of Law to which Seller is subject or by which any of its assets may be bound, or conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which Seller is a party or by which it or any of its assets may be bound, or any order or decree applicable to Seller.

       Section 8.5      Seller is Sophisticated Investor.  Seller is a sophisticated investor, and has the knowledge and experience in financial and business matters necessary to enable Seller to evaluate the merits and risks of the transaction contemplated by this Agreement.

      Section 8.6      No Pending Proceedings.  There is no proceeding, action, investigation or litigation pending or, to the best of Seller’s knowledge, threatened against Seller which, individually or in the aggregate, may have a material adverse effect on this Agreement or any action taken or to be taken in connection with Seller’s obligations contemplated in this Agreement, or which would be likely to impair materially its ability to perform under the terms of this Agreement.

      Section 8.7      Compliance with Applicable Requirements of Law.  To the best of Seller’s knowledge, each of the Assets has been originated, maintained and serviced in compliance in all material respects with all Requirements of Law in all matters relating to the Assets.

                Section 8.8          No Adverse Selection.  Seller will be selling all of the like Accounts generated in the normal course of the Seller’s operations to Buyer, with no like Accounts held back for collections or sale to a third party.  Seller has not utilized any selection process or methodology when selecting the Accounts to be sold to Buyer that could be reasonably expected to have a negative impact on the value of the Assets or Buyer’s ability to collect on them.

      Section 8.9      Finder’s Fee.  Seller acknowledges that Seller has employed an investment banker, broker or finder in connection with the transaction contemplated hereby who might be entitled to a fee or commission from Seller upon consummation of the transaction contemplated in this Agreement.  To the extent that Seller has engaged any such agent, all fees or commissions for those services will be borne by Seller.

       Section 8.10    No Future Advances.  There are no obligations to make any future advances to any Obligor or on behalf of any Obligor for any Account included in the Assets.

Section 8.11    Data Files Materially Correct.  The information included in the Asset Schedule is true and correct in all material respects.

       Section 8.12    Historical Cash Flow Information Materially Correct.  To the best of Seller’s knowledge, the historical summary cash flow information for the prior three (3) months attached hereto as Exhibit VIII, is materially correct and accurately summarizes actual cash flows received by Seller for the Accounts included in the Asset Schedule and included in this Sale, other than Accounts closed due to payment, death of the Obligor, or bankruptcy filing by the Obligor.  The Seller further represents and warrants that it has not materially changed the collection practices applied to the Assets from those in place during the period applicable to the information included in Exhibit VIII.  For the avoidance of doubt, the definition of material change shall include, but not be limited to, changes in the settlement terms applied to the Assets by the Seller or its agents.

Section 8.13    Current Servicing Agreements. The Seller has previously entered into servicing agreements with various third party servicers.  Exhibit V identifies each collection agency or collection law firm that will be servicing Accounts included in the Asset Schedule on the Transfer Date and includes a materially correct summary of the number of Accounts included in the

Asset Schedule placed at that agency, and the aggregate face value of the Accounts placed at that agency.  The Seller warrants that it will provide the most recent servicing agreement and all relevant amendments for the each of the agencies listed in Exhibit V to the Buyer at least three (3) business days prior to the Transfer Date.  The Seller further warrants that no other servicers are working any of the Accounts included in the Asset Schedule or have any claims to any of such Accounts.  The Seller agrees that following the Closing Date, pursuant to the Servicing Agreement the Seller shall continue to manage the Assets at these servicers, using the same reasonable care and prudent management applied to the Assets before the Closing Date.  The Seller shall work closely with the Seller to manage the recall of these Assets from the third party servicers in a prudent manner following the Closing Date, subject to the Servicing Agreement in Exhibit X.

      Section 8.14    Originating Purchase and Sale Agreements/Consents.  The Seller has purchased the Accounts included in this sale from various third parties.  Exhibit VI includes a list of each of the third parties from whom the Seller purchased one or more Accounts included in the Asset Schedule.  The Seller warrants that it will provide a copy of each applicable purchase and sale agreement with each of the third parties included on Exhibit VI to the Buyer at least 3 business days prior to the Transfer Date.

       Section 8.15    Consents.  Seller shall obtain any required consents from and provide any required notices to the Originating Creditors for the sale of the Accounts to Buyer on or prior to the Transfer Date including, without limitation, obtaining a consent letter (each a “Consent Letter” and collectively, the “Consent Letters”) from each Originating Creditor in the form attached to this Agreement as Exhibit IX and Seller shall provide copies of the executed Consent Letters to Buyer on or before the Transfer Date. Notwithstanding the foregoing, to the extent that an Originating Purchase Agreement does not require consent to transfer and does not require the undertaking or assumption by any subsequent purchaser of any obligations under such Originating Purchase Agreement, then Seller shall not be required to obtain such Consent Letter.

       Section 8.16    Litigation by Obligors.  To the best of Seller’s knowledge, the Seller has not included any Assets in the transaction contemplated under this Agreement where an Obligor for any has filed a complaint, legal action, suit or proceeding in a court of competent jurisdiction or before an administrative body with the authority to hear such a dispute alleging that the Asset was originated, serviced or otherwise maintained unlawfully, and such complaint, legal action, suit or proceeding is still outstanding.  To the best of Seller’s knowledge, the Seller has also not included any Assets that are included in a pending or reasonably threatened class action lawsuit known to the Seller, or which would reasonably be expected to be included in a pending or reasonably threatened class action lawsuit.

Section 8.16                                Legal form of Seller.

(a) IDT Carmel, Inc. is a corporation organized under the laws of the State of Delaware;

(b) IDT Carmel Portfolio Management LLC is a limited liability company organized under the laws of the State of Delaware; and

(b) FFPM Holdings I LLC is a limited liability company organized under the laws of the State of Delaware.

ARTICLE IX
BUYER'S EVALUATION AND ACCEPTANCE OF RISK OF
ASSETS SOLD "AS-IS"

Buyer hereby represents, warrants, acknowledges and agrees to the following:

       Section 9.1.     Independent Evaluation.  Buyer's bid for and decision to purchase the Assets pursuant to this Agreement is and was based upon Buyer's own independent evaluation of information deemed relevant to Buyer, including, but not limited to, the information made available by Seller to Buyer for the Assets, and Buyer's independent evaluation of related information.  Buyer acknowledges and agrees that, while some information concerning the Assets was made available to Buyer for review prior to the Transfer Date, such information, through no fault of Seller, may not be complete.  If an asset servicer, servicing agent or any of Seller's contractors or employees failed to deliver to Seller any or all of the Asset information in such servicer's or employee's possession, then Seller shall not be liable for the failure to include such Asset information in the materials made available for review by Buyer prior to the Transfer Date.  Buyer has relied solely on its own investigation and it has not relied upon any oral or written information provided by Seller or its personnel or agents and acknowledges that no employee or representative of Seller has been authorized to make, and that Buyer has not relied upon, any written statements other than those specifically contained in this Agreement.

      Section 9.2.     Due Diligence. Buyer has been urged to conduct a prudent due diligence review and analyses of the information provided by Seller in order to make a complete informed decision with respect to the purchase and acquisition of the Assets.

        Section 9.3.    Economic Risk.  Buyer acknowledges that the Assets may have limited or no liquidity and Buyer has the financial wherewithal to own the Assets for an indefinite period of time and to bear the economic risk of an outright purchase of the Assets and a total loss of the Purchase Price for the Assets.  Buyer acknowledges that the Assets may be Uncollectible and/or Repurchase Assets.

       Section 9.4      No Finder’s Fee.  Buyer has not employed any investment banker, broker or finder in connection with the transaction contemplated hereby who might be entitled to a fee or commission from Buyer upon consummation of the transaction contemplated in this Agreement.  To the extent that Buyer has engaged any such agent, all fees or commissions for those services will be borne by Buyer.

       Section 9.5.     No Other Representations or Warranties.  BUYER HAS CONDUCTED ITS OWN DUE DILIGENCE WITH RESPECT TO THE ASSETS AND ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE ASSETS ARE BEING SOLD "AS IS" AND "WITH ALL FAULTS", WITHOUT ANY REPRESENTATION OR

WARRANTY WHATSOEVER, AND SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING THE ASSETS, THE STRATIFICATION OR PACKAGING OF THE ASSETS.

ARTICLE X
INDEMNIFICATION

       Section 10.1    Buyer’s Indemnification.  From and after the Transfer Date, Buyer shall defend, indemnify and hold harmless Seller and Seller’s affiliates, and any of Seller or Seller’s agents, affiliates, employees, contractors, officers, directors, members, owners, partners, and representatives (collectively “Buyer Indemnitees”) against and from any and all liability for, and from and against any and all losses or damages a Buyer Indemnitee may suffer as a result of any Claim or threatened Claim as a result of (i) the breach or inaccuracy of any of Buyer’s representations or warranties as set forth in this Agreement and in the other documents executed in connection with the bid and the sale of the Assets; (ii) any Claim or threatened Claim by any Obligor regarding any collection efforts, assignment, enforcement, servicing or administration of the Assets by Buyer or Buyer’s agents, affiliates, employees, contractors, officers, directors, assignees, and representatives; (iii) any violation by Buyer’s or Buyer’s agents, affiliates, employees, contractors, officers, directors, assignees, and representatives of any federal, state, and local statutes, laws, rules and regulations which may be applicable to Buyer related to the transaction contemplated hereunder, including without limitation any federal or state securities laws, the Right to Financial Privacy Act, the Privacy Act of 1974 or the Fair Credit Reporting Act; or (iv) any Claims arising from the use of a subsequent transferee of Seller’s name in violation of this Agreement.

       Section 10.2    Seller’s Indemnification.  Notwithstanding any preceding limitations as to the Seller’s actual knowledge or any use of the term ”to the best of Seller’s knowledge,” for a period of two (2) years following the Transfer Date, Seller shall defend, indemnify and hold harmless Buyer and Buyer’s affiliates, or any of Buyer’s or Buyer’s agents, affiliates, employees, contractors, officers, directors, members, owners, partners, and representatives (collectively “Seller Indemnitees”) against and from any and all liability for and from and against any and all losses or damages a Seller Indemnitee may suffer as a result of any Claim or threatened Claim as a result of: (i) the breach of any of Seller’s representations, warranties or covenants as set forth in this Agreement and in the other documents executed in connection with Seller’s sale of the Assets;  (ii) any Claim or threatened Claim by any Obligor regarding any collection efforts, assignment, enforcement, servicing or administration of the Assets by Seller or Seller’s agents, affiliates, employees, contractors, officers, directors, assignees, and representatives; or (iii) any violation by Seller’s or Seller’s agents, affiliates, employees, contractors, officers, directors, assignees, and representatives of any federal, state, and local statutes, laws, rules and regulations applicable to Seller related to the transaction contemplated hereunder, including without limitation any federal or state securities laws, the Right to Financial Privacy Act, the Privacy Act of 1974 or the Fair Credit Reporting Act.”

       Section 10.3 Defense of Indemnified Claim.  In the event any claim, action, suit or other actual or threatened proceeding is instituted against a Seller Indemnitee or Buyer Indemnitee (collectively “Indemnitees”) based upon any of the foregoing, the indemnifying party shall have the right, but shall not be required, to assume the Indemnitee’s defense.

(a)           Such defenses shall be provided in a manner, and with counsel reasonably acceptable to the Indemnitees,

(b)           The indemnifying party shall directly pay for any Loss incurred.

(c)           Without limiting the foregoing, the indemnifying party may not settle any claim, action, suit or proceeding for anything other than monetary consideration (including without limitation, a in the value of an Asset) for which it has assumed Indemnitee’s defense without the prior written consent the Indemnitee (not to be unreasonably withheld or delayed).

Section 10.4     Notice of Indemnification Claim.  Each party will promptly notify the other party of any claim or threatened claim against the other party, or any claim or threatened claim that may affect the other party.  Failure to give such notice to an indemnifying party will not affect indemnification hereunder except to the extent that such failure adversely affected the indemnifying party.

       Section 10.5.   Limitation of Liability. The maximum amount of Seller’s potential liability under this Agreement shall be equal to the Initial Funding Amount, minus any net collections received by the Buyer for or on account of the purchased Assets as of the date a claim is made under this Agreement, and minus any amounts paid by Seller for any Repurchase Assets (the “Maximum”).  Notwithstanding the preceding sentence, the maximum Seller’s potential liability under this Agreement shall not be less than one-million-five-hundred thousand dollars ($1,500,000.00).  For the purposes of this section, net collections shall be equal to the gross payments received by or on behalf of the Buyer for the purchased Assets, minus any amounts the Buyer has actually paid to any third party as reasonable compensation for collection commissions, court costs, or filing fees.

IN NO EVENT SHALL ANY PARTY BE LIABLE IN ANY RESPECT FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, RELIANCE OR PUNITIVE DAMAGES, WHETHER IN TORT OR CONTRACT, NOR SHALL ANY PARTY BE LIABLE FOR ANY LOSS OF PROFITS, REVENUE, DATA, GOODWILL, BUSINESS OPPORTUNITIES OR ANY OTHER COMMERCIAL DAMAGE OF ANY KIND OR NATURE WHATSOEVER, UNLESS EXPLICITLY ALLOWED IN A WRITING SIGNED BY THE LIABLE PARTY.

        In addition, in no event shall Seller or Buyer have any obligation to indemnify any Indemnitee in connection with any third-party claims until all Seller Indemnitees or Buyer Indemnitees (in each case as a group), respectively, have suffered losses or damages in the aggregate amount of $50,000 (the “Minimum Indemnification”).  After the Seller Indemnitees or Buyer Indemnitees (in each case as a group), as applicable, have suffered losses or damages in the aggregate amount of the Minimum Indemnification, such Indemnitees shall be entitled to indemnification from Seller or Buyer, respectively, for the amount of all losses or damages in excess of the Minimum Indemnification.  The foregoing limitation shall in no event apply to Buyer’s requirement to pay the Purchase Price in full or Seller’s requirement to pay for any Repurchase Asset.

ARTICLE XI
ASSIGNMENT OF RIGHTS TO THIRD PARTIES

       Section 11.1.   Assignment of Agreement Prior to Transfer Date.  Prior to the Transfer Date, Buyer shall not assign, encumber, transfer or convey its rights under this Agreement without the prior written consent of Seller.

       Section 11.2.   Assignment After Transfer Date.  With respect to any Asset, Buyer and any subsequent owner shall have the right, at any time after the Transfer Date, to assign its rights in, under and/or to any Asset  and this Agreement to any subsequent transferee of such Asset; but Buyer shall remain liable for all obligations of Buyer to Seller hereunder, notwithstanding such assignment.  Buyer shall take reasonable steps to communicate these obligations to any subsequent transferee, but the subsequent transferee shall not be obligated unless agreed to in writing by the subsequent transferee.

       Section 11.3    Buyer’s Right to Finance the Assets. Buyer or an affiliate, subsidiary or permitted transferee of Buyer may pledge, assign or create a security interest in the Assets to or for a lender as collateral for a loan (including loans structured in the form of repurchase agreements or other sales with recourse).  Buyer acknowledges that the pledge, assignment or creation of a security interest in some or all of the Assets shall not relieve Buyer of any of its liabilities or obligations hereunder and Buyer shall be liable to Seller for any failure of subsequent purchasers to comply with the terms of its Agreement.

ARTICLE XII

This Section Intentionally Left Blank

ARTICLE XIII
NOTICE OF OBLIGOR CLAIMS OR LITIGATION

Buyer shall promptly notify Seller of any material Claim, threatened Claim, or litigation filed by any Obligor against Seller that arises from or relates to any of the Assets purchased hereunder.

ARTICLE XIV
INFORMATIONAL TAX REPORTING

Buyer hereby agrees to perform all obligations with respect to federal and/or state tax reporting relating to or arising out of the Assets sold and assigned pursuant to this Agreement including, without limitation, the obligations with respect to Forms 1098 and 1099 and backup withholding with respect to the same, if required, for the year 2009 and thereafter.  Seller shall file such reporting forms relating to the period of the year 2009 for which Seller owned the Asset(s).

ARTICLE XV
RETAINED CLAIMS

Buyer and Seller agree that the sale of the Assets pursuant to this Agreement shall exclude the transfer by Seller to Buyer of any and all claims and/or causes of action Seller has or may have:  (i) against officers, directors, employees, insiders, accountants, attorneys, other persons employed by Seller, underwriters or any other similar person or persons who have caused a loss to Seller in connection with the initiation, origination or administration of any of the Assets;  (ii) against any third parties involved in any alleged fraud or other misconduct relating to the making or servicing of any of the Assets, or  (iii) against any appraiser, title insurer or other party from whom Seller or any servicing agent contracted services or title insurance in connection with the making, insuring or servicing of any of the Assets.

ARTICLE XVI

This Section Left Intentionally Blank

ARTICLE XVII
CONFIDENTIALITY PROVISIONS

Section 17.1.   Definition of Confidential Information.  Both parties agree that “Confidential Information” includes (i) the terms and conditions of this Agreement for the sale of Assets; (ii) any amount of consideration paid for such Assets; (iii) all information marked as “confidential” or with similar designation, or information which the receiving party should, in the exercise of reasonable judgment, recognize to be confidential; (iv) any and all information of or about Obligor(s), of any nature whatsoever, and specifically including but not limited to account numbers, Obligor social security numbers, customer lists, customer financial information and the fact of the existence of a relationship between the providing party and customer and nonpublic personal information (“Information”), regarding the current and former customers of the Seller. The term nonpublic personal information means personally identifiable financial information provided by a consumer to a financial institution, resulting from any transaction with the consumer or any service performed for the consumer, or otherwise obtained by the financial institution.”  The definition also includes “any list, description, or other grouping of consumers (and publicly available information pertaining to them) that is derived using any nonpublic personal information other than publicly available information.”; (v) all business, financial or technical information of either party and any of either party’s vendors (including but not limited to credit card account numbers; and software licensed from third parties or owned by either party or its affiliates.

Section 17.2.   Safeguarding Confidential Information.  Both parties will establish data security policies and procedures to ensure compliance with this section that are designed to maintain safeguards against the destruction, loss, alteration of, or unauthorized access to personal, non-public, or Confidential Information.  Each party must maintain the confidentiality of the Information at least to the same extent it does do for other Accounts it owns or services.  Neither party shall, directly or through any affiliate of such party, disclose such information to any other person that is a nonaffiliated third party of both the Seller and the Buyer, unless such disclosure would be lawful if made directly to such other person by the other party.  Neither party shall, under any circumstances, disclose the Information to any third party for purposes of telemarketing, direct mail marketing or electronic mail marketing.  Each party agrees that it will maintain the confidentiality of the Information disclosed to it and limit use of such Information solely for the purposes for which it was disclosed.  Each party further agrees to notify the other party of any material intentional or inadvertent release of Information immediately upon discovery and to take any actions reasonably necessary or required by law in response thereto.

Each party agrees that the foregoing covenants, agreements, and undertakings relate to matters that are of a special, unique, and extraordinary character which gives them peculiar and special value.  Each party agrees that the other party cannot reasonably or adequately be compensated in damages for the losses resulting from non-permissible disclosure.  Each party therefore expressly agrees, on behalf of itself and representatives, that, in addition to any and all other rights and remedies which the other party may have at law or equity, the other party shall also be entitled to seek injunctive and/or other equitable relief to prevent the continuing breach of any of the terms or provisions hereof or to otherwise secure the enforcement of any of the terms or provisions hereof.  The terms hereof shall expressly survive the termination of any other agreements between the parties.

(i)  Prior to Transfer Date.  Buyer agrees that it shall treat as confidential and shall not disclose or otherwise make available, the personal account information and all other data received by Buyer from Seller with respect to any Asset, other than to employees, agents, lenders, auditors, contractors or affiliates of Buyer or Seller whose duties reasonably require access to such information.

(ii)  After Transfer Date.   Each party shall follow all Requirements of Law with regard to disclosure of account information, and shall treat the Assets and any information related to them with a standard of care equal to or in excess of the standards applied to the other Assets owned by that party.  These standards include instructing party’s employees, agents, affiliates, and contractors of these confidentiality requirements and taking reasonable steps to ensure that such employees, etc. to agree to adhere to these confidentiality requirements.

Section 17.3.  Notice of Disclosure.   Buyer and Seller agree that Confidential Information will not be disclosed by either party without the written consent of the other, except to the extent that disclosure (i) is required to be made under any applicable court order, law, or regulation; (ii) is required to be made to any tax, banking or other regulatory authority or legal or financial advisor of either party, including, but not limited to, disclosure required, in the opinion of Seller’s or Buyer’s counsel, by the Securities Act of 1933 or the Securities Exchange Act of

1934; (iii) is made in connection with the sale or other transfer of any Asset or interest therein by the Buyer or its successors or assigns; or (iv) is made to Buyer’s auditors or lenders; or (v) is made to third party servicers in accordance with traditional and customary servicing practices, as evidenced by the Buyer’s practices with regard to other Accounts it owns.  Should either party be required to disclose Confidential Information as set forth in this Agreement, other than for the exceptions (iii), (iv), or (v) above, the providing party shall promptly notify the other party so that the other party may seek the necessary injunctive relief or otherwise protect the confidentiality of such requested information.

Section 17.4.  Both parties agree that any violation of the obligations of confidentiality, as set forth in this Article XVII, shall be a material breach of the Agreement and shall entitle the nonbreaching party to indemnification by the breaching party for any claims that may be brought against it by third parties.

Section 17.5.  The provisions of Article XVII shall survive termination of this Agreement in perpetuity.

ARTICLE XVIII
ADDITIONAL GUARANTEE

Section 18.1.  Guarantee.  As a condition to Buyer’s agreeing to purchase the Assets and pay the Purchase Price, IDT Carmel, Inc., as Guarantor shall have executed and delivered to Buyer the Guaranty dated January 30, 2009.

      Section 18.2   Buyer’s Reliance on Guarantee.  The Buyer and Seller mutually agree that the Buyer has materially relied upon the existence of the Guarantor’s guarantee when entering into this Agreement and that such guarantee was a material inducement for the Buyer to enter into this Agreement

ARTICLE IXX
MISCELLANEOUS PROVISIONS

       Section 19.1.   Severability.  If any term, covenant, condition or provision hereof is unlawful, invalid, or unenforceable for any reason whatsoever, and such illegality, invalidity, or unenforceability does not affect the remaining parts of this Agreement, then all such remaining parts hereof shall be valid and enforceable and have full force and effect as if the invalid or unenforceable part had not been included.

Section 19.2.   Rights Cumulative/Waivers.  The rights of each of the parties under this Agreement are cumulative and may be exercised as often as any party considers appropriate under the terms and conditions specifically set forth.  The rights of each of the parties hereunder shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing.  Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right.  Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right.  No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

      Section 19.3.    Assignment.  Subject to the restrictions set forth in Article XI, this Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights and benefits hereof, including the Addenda, Exhibits and Schedules hereto may be assigned by Buyer without restriction.

Section 19.4.   Prior Understanding.  This Agreement supersedes any and all prior discussions and agreements between Seller and Buyer with respect to the purchase of the Assets and other matters contained herein, and this Agreement contains the sole and entire understanding between the parties hereto with respect to the transactions contemplated herein.

       Section 19.5.   Integrated Agreement.  This Agreement and all Addenda, Exhibits and Schedules hereto constitute the final complete expression of the intent and understanding of Buyer and Seller.  This Agreement shall not be altered or modified except by a subsequent writing, signed by Buyer and Seller.

Section 19.6.  Governing Law/Choice of Forum.  This Agreement shall be construed, and the rights and obligations of Seller and Buyer hereunder determined, in accordance with the laws of the state of New York (the "State").   Each of Buyer and Seller hereby consents to the exclusive jurisdiction of the federal and state courts in New York in connection with any action or proceeding initiated concerning this Agreement and agrees that service by mail to the address specified on the cover page of this Agreement or Exhibit I, as applicable, shall be sufficient to confer jurisdiction over Buyer and Seller in such court.

 Section 19.7.  Calculation of Calendar/Business Days.  If any date (whether calculated on the basis of calendar days or Business Days) upon which or by which action is required under this Agreement is a Saturday, Sunday or legal holiday recognized by the Federal Government, then the date for such action shall be extended to the first day that is after such date and is not a Saturday, Sunday or legal holiday recognized by the Federal Government.

Section 19.8   Titles Not Substantive.  The section headers and titles in this Agreement are for informational purposes only and shall not be read or otherwise used to determine the intent of the parties.

Section 19.9   Dedicated Transfer Resources.  The following persons will serve as the primary point of contact for at least ninety (90) days to facilitate the sale transaction and the Buyer’s integration into Resurgent’s servicer network.

Buyer’s Contact Name:
Phone Number:
Email Address:

Seller’s Contact Name:
Phone Number:
Email Address:

Section 19.10  The parties agree that any closing may take place in counterparts via facsimile, with original signatures to follow, or at such place as shall be mutually agreed to between the parties.  The undersigned acknowledge and hereby agree that agreements and signatures transmitted by electronic facsimile have the same legal effect as signatures on original or copies.

[Signature page to follow]

IN TESTIMONY WHEREOF, the parties hereto have executed this Agreement.

Sherman Originator III LLC

By: /s/ Jon C. Mazzoli

Name (print): John C. Mazzoli

Title: Director

SELLERS:  IDT CARMEL, INC.

By: /s/ Stephen Brown

Name (print): Stephen Brown

Title: Chairman

IDT CARMEL PORTFOLIO MANAGEMENT LLC.

By: /s/ Stephen Brown

Name (print): Stephen Brown

Title: Chairman

FFPM CARMEL HOLDINGS I LLC

By: /s/ Stephen Brown

Name (print): Stephen Brown

Title: Chairman